Exhibit 99.1

Contacts:
MGI PHARMA, INC.	Noonan Russo	Johnson & Johnson
Jennifer Davis	Brian Ritchie	Doug Arbesfeld
212-332-4381	212-845-4200	908-218-7592
IR@mgipharma.com	brian.ritchie@eurorscg.com	darbesfe@gpcus.jnj.com
NEWS RELEASE (For Release On July 6, 2006 at 7:01 am ET)
MGI PHARMA ANNOUNCES LICENSE AGREEMENT WITH CILAG GMBH, A
JOHNSON & JOHNSON COMPANY, FOR DACOGEN™ (DECITABINE) FOR
INJECTION
—Ex-North America Development & Commercialization Agreement—
MINNEAPOLIS, July 6, 2006 — MGI PHARMA, INC. (Nasdaq: MOGN), an oncology and acute care-focused biopharmaceutical company, today announced the signing of a license agreement with Cilag GmbH, a Johnson & Johnson (JNJ) company, granting exclusive development and commercialization rights for Dacogen™ (decitabine) for Injection in all territories outside North America to Janssen-Cilag companies, members of the Johnson & Johnson family of companies. Dacogen is a treatment for patients with myelodysplastic syndromes (MDS) which occur when there is a defect in the blood-forming stem cells, resulting in too few and poorly functioning blood cells. Total payments from Cilag GmbH to MGI PHARMA as part of this license agreement, including an upfront payment, potential milestone payments, and research and development support, may exceed $80 million.
“Janssen-Cilag companies have significant commercial, regulatory and development expertise, particularly in oncology,” said Lonnie Moulder, President and CEO of MGI PHARMA. “This development and commercialization partnership will help us maximize the commercial potential of Dacogen and bring it to clinicians and patients around the world.”
MGI PHARMA and the Janssen-Cilag companies will jointly implement a strategic plan for the global clinical development of Dacogen. Under the terms of this agreement, MGI PHARMA will retain all commercialization rights to Dacogen in North America. Janssen-Cilag companies will be responsible for conducting regulatory and commercial activities related to Dacogen in all territories outside North America, while MGI PHARMA retains all responsibility for all activities in the United States, Canada and Mexico.
Further to the terms of this agreement, MGI PHARMA will receive from Cilag GmbH an upfront payment of $10 million, and may earn milestone payments potentially totaling more than $47 million should all specified clinical development, regulatory, and commercial goals be achieved. Under the terms of the Dacogen license agreement between MGI PHARMA and SuperGen, Inc., the companies will share these upfront and milestone payments from Cilag GmbH.

MGI PHARMA, INC.
Dacogen™ License Agreement

In addition to the previously described payments, MGI PHARMA will receive from Cilag GmbH research and development support totaling $25 million over the next three years related to specified clinical development activities.
MGI PHARMA will receive a significant double-digit royalty from Cilag GmbH on net sales of Dacogen in each of the countries covered by this agreement. Per its royalty obligation to SuperGen, MGI PHARMA expects to recognize royalty payments in the single digit range for sales of Dacogen outside of North America.
About Dacogen™ (Decitabine) For Injection
Dacogen™ (decitabine) for Injection was approved by the U.S. Food and Drug Administration on May 2 and is indicated for treatment of patients with myelodysplastic syndromes (MDS) including previously treated and untreated, de novo and secondary MDS of all French-American-British (FAB) subtypes (refractory anemia, refractory anemia with ringed sideroblasts, refractory anemia with excess blasts, refractory anemia with excess blasts in transformation, and chronic myelomonocytic leukemia), and Intermediate-1, Intermediate-2 and High-Risk International Prognostic Scoring System (IPSS) groups. Dacogen may cause fetal harm when administered to a pregnant woman. Women of childbearing potential should be advised to avoid becoming pregnant while using Dacogen. Men should be advised not to father a child while receiving treatment with Dacogen and for 2 months afterwards. The most commonly occurring adverse reactions with Dacogen include neutropenia (90%), thrombocytopenia (89%), anemia (82%), pyrexia (53%), fatigue (48%), nausea (42%), cough (40%), petechiae (39%), constipation (35%), and diarrhea (34%). Please visit www.mgipharma.com for full prescribing information.
MGI PHARMA is currently conducting a phase 3 pivotal trial to evaluate Dacogen in patients with acute myeloid leukemia, or AML. Additional phase 2 studies are also underway to evaluate alternative dosing regimens for Dacogen in patients with MDS and in patients with AML and chronic myelogenous leukemia, or CML. A phase 3 EORTC-sponsored study of Dacogen in patients with MDS is ongoing in Europe.
MGI PHARMA, INC. is an oncology and acute care focused biopharmaceutical company that acquires, develops and commercializes proprietary products that address the unmet needs of patients. MGI PHARMA markets Aloxi® (palonosetron hydrochloride) Injection, Dacogen™ (decitabine) for Injection, and Gliadel® Wafer (polifeprosan 20 with carmustine implant) in the United States. The Company directly markets its products in the U.S. and collaborates with partners to reach international markets. For more information about MGI PHARMA, please visit www.mgipharma.com.
The Janssen-Cilag companies have a long track record in developing and marketing treatments for central nervous system disorders, pain management, anaemia, fungal infections and gastrointestinal conditions. Leading products related to oncology treatments include EPREX® (anaemia), VELCADE® (multiple myeloma) and DUROGESIC® (pain management). More information can be found at www.janssen-cilag.com.

MGI PHARMA, INC.
Dacogen™ License Agreement

This news release contains certain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are typically preceded by words such as “believes,” “expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions. These forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that may cause actual results to differ materially from the results discussed in these statements. Factors that might cause either company’s results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the ability of Dacogen to receive marketing authorization from regulatory authorities and to ultimately compete successfully with other therapies, and other risks and uncertainties detailed from time to time in the Companies’ filings with the Securities and Exchange Commission including its most recently filed Form 10-Q or 10-K. MGI PHARMA and Cilag GmbH undertake no duty to update any of these forward-looking statements to conform them to actual results.
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